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                                                                    EXHIBIT 99.1


                               HEALTHCARE REALTY
                                     TRUST


                                  NEWS RELEASE

Contact: Timothy G. Wallace, Executive Vice President and Chief Financial
         Officer, (615) 269-8175



           BALANCED CARE CONFIRMS PAYMENTS TO HEALTHCARE REALTY TRUST

         NASHVILLE, Tennessee December 12, 2000 -- Healthcare Realty Trust Incorporated (HR: NYSE) today announced that the management of Balanced Care Corporation (AMEX: BAL) has informed Healthcare Realty Trust that the Company is not one of the landlords affected by Balanced Care's restructuring plan. On December 10, 2000, Balanced Care Corporation announced the initiation of a restructuring plan whereby rental payments will be reduced to five of its landlords. Balanced Care is current in its lease payments to Healthcare Realty Trust, and the current cash flow from the Balanced Care properties owned by Healthcare Realty Trust is sufficient to pay the lease payments. The aggregate occupancy of the properties exceeds 87%.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 32 states nationwide, and operated pursuant to contractual arrangements with 67 healthcare providers. Since commencing operations in June 1993, the Company has invested or committed to invest approximately $1.7 billion in 269 real estate properties or mortgages, totaling approximately twelve million square feet. The Company provides property management or asset management services to approximately ten million square feet nationwide.

       Except for the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are fully disclosed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 1999. Forward-looking statements represent the Company's judgment as of the date of this release.
    The Company disclaims any obligation to update forward-looking material.

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